Exhibit 1

Joint Filing Agreement

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, each of the persons named below agrees to the joint filing of a statement on Schedule 13D (including amendments thereto) with respect to the Class A ordinary shares, par value US$0.01 per share, of Autohome Inc., and further agrees that this Joint Filing Agreement be included as an exhibit to such filing. This Joint Filing Agreement may be executed in any number of counterparts each of which shall be deemed to be an original and all of which together shall be deemed to constitute one and the same agreement.

[Signature page to follow]

Signature

IN WITNESS THEREOF, the undersigned hereby execute this Agreement as of July 5, 2016.

Yun Chen Capital Cayman

By:	/s/ Dong Liu
Name:	Dong Liu
Title:	Director

Ping An Insurance (Group) Company of China, Ltd.

By:	/s/ Huichuan Ren
Name:	Huichuan Ren
Title:	Executive Director & General Manager